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                                                                    Exhibit 11.1

                                  CDNOW, INC.

                       COMPUTATION OF PER SHARE EARNINGS

                                                          Three Months Ended
                                                               March 31,
                                        Year Ended      -----------------------
                                    December 31, 1997      1997        1998
                                    -----------------   ----------  -----------

Net loss                             $ (10,745,405)     $ (544,306) $(9,198,193)

Accretion of preferred stock
  to redemption value                     (410,103)             -      (115,542)

Net loss applicable to common
  shareholders                       $ (11,157,508)     $ (544,306) $(9,313,755)
                                    =================   ==========  ===========

Weighted average number of
  common shares outstanding              7,845,684       7,845,684   12,015,090
                                    =================   ==========  ===========

Net loss per common share            $       (1.42)          (0.07) $     (0.78)
                                    =================   ==========  ============